Exhibit (d)(5)

UNITEK GLOBAL SERVICES, INC.

STOCK OPTION AGREEMENT

2009 OMNIBUS EQUITY AND INCENTIVE PLAN

THIS STOCK OPTION AGREEMENT (this “Award Agreement”) is made and entered into by and between UniTek Global Services, Inc. a Delaware corporation (the “Company”), and ____________ (the “Participant”), effective as of ____________ (the “Date of Grant”). For purposes of this Award Agreement any reference to the Company shall include any Affiliated Entity, as applicable.

RECITALS

WHEREAS, the Company maintains the Berliner Communications, Inc. 2009 Omnibus Equity and Incentive Compensation Plan (the “Plan”) which provides for the grant of equity awards in the form of incentive stock options; and

WHEREAS, the Administering Body desires to make an option grant to the Participant in the form of an incentive stock option in consideration for the exchange and cancellation of certain stock options held by the Participant (the “Prior Options”) pursuant to the terms and conditions set forth in the Schedule TO, filed with the Securities and Exchange Commission (the “SEC”) on December 9, 2010 (the “Offer Document”); and

WHEREAS, a copy of the prospectus related to the Plan has been delivered to the Participant and the Participant acknowledges receipt of such prospectus.

NOW, THEREFORE, the parties to this Award Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Option. The Company hereby grants to the Participant and the Participant hereby accepts, subject to the terms and conditions hereof, an incentive stock option (the “Option”) to purchase up to __________ of Company’s common stock, par value $0.00002 per share (the “Common Stock”), at the Exercise Price per share set forth in Section 4 below. The Option is designated as an incentive stock option, as described in Section 8 below. However, if and to the extent the Option exceeds the limits for an incentive stock option, as described in Section 5, the Option shall be a nonqualified stock option.

2. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant of, and issuance of shares of Common Stock with respect to, the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Administering Body in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares issued under the Plan, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Administering Body shall have the authority to interpret and construe the Restricted Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

3. Expiration of the Option. The Option will expire on the same expiration date as the Prior Option which the Option replaces.

4. Exercise Price. The “Exercise Price” of the Option is ____________ per share of Common Stock. The Exercise Price is subject to adjustment or amendment as set forth in the Plan, including, without limitation, Section 3.4, Section 4.5(b) or Section 6.2 of the Plan.

5. Vesting. The Option shall vest and become exercisable according to the same schedule as applied to the Prior Option which the Option replaces.

6. Exercise of the Option. The Vested Portion (as herein defined) of the Option may be exercised, to the extent not previously exercised, in whole or in part, at any time or from time to time prior to the expiration or termination of the Option, except that no Option shall be exercisable except in respect to whole shares, and not less than one hundred (100) shares may be purchased at one time unless the number purchased is the total number at the time available for purchase under the terms of the Option. Exercise shall be accomplished by providing the Company with written notice in the form of Exhibit A hereto, which notice shall be irrevocable when delivered and effective upon payment in full of the Option Price in accordance with Section 5.4 of the Plan and any amounts required in accordance with Section 5.11 of the Plan for withholding taxes, and the satisfaction of all other conditions to exercise imposed under the Plan.

7. Payment of Option Price. Upon any exercise of the Option, the total Exercise Price for the number of shares for which the Option is then being exercised and the amount of any federal, state and local withholding taxes shall be paid in full to the Company. The Participant shall pay the Exercise Price (i) in cash, (ii) with the approval of the Administering Body, by delivering shares of Common Stock, which shall be valued at their Fair Market Value (as defined in the Plan) on the date of delivery, or by attestation (on a form prescribed by the Administering Body) to ownership of shares of Common Stock having a Fair Market Value on the date of exercise equal to the exercise price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Administering Body may approve, to the extent permitted by applicable law. The Administering Body may impose from time to time such limitations as it deems appropriate on the use of shares of Common Stock to exercise the Option.

8. Designation as Incentive Stock Option.

(a) This Option is designated an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). If the aggregate fair market value of the stock on the date of the grant with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a nonqualified stock option that does not meet the requirements of Section 422. If and to the extent that the Option fails to qualify as an incentive stock option under the Code, the Option shall remain outstanding according to its terms as a nonqualified stock option.

(b) The Participant understands that favorable incentive stock option tax treatment is available only if the Option is exercised while the Participant is an employee of the Company or a parent or subsidiary of the Company or within a period of time specified in the Code after the Participant ceases to be an employee. The Participant understands that the Participant is responsible for the income tax consequences of the Option, and, among other tax consequences, the Participant understands that he or she may be subject to the alternative minimum tax under the Code in the year in which the Option is exercised. The Participant will consult with his or her tax adviser regarding the tax consequences of the Option.

(c) The Participant agrees that the Participant shall immediately notify the Company in writing if the Participant sells or otherwise disposes of any Shares acquired upon the exercise of the Option and such sale or other disposition occurs on or before the later of (i) two years after the Date of Grant or (ii) one year after the exercise of the Option. The Participant also agrees to provide the Company with any information requested by the Company with respect to such sale or other disposition.

9. Change in Control. The provisions of the Plan applicable to a Change in Control shall apply to the Option, and, in the event of a Change in Control, the Administering Body may take such actions as it deems appropriate pursuant to the Plan, consistent with the requirements of section 409A of the Code, if applicable.

10. Nontransferability of Option. The Option shall not be transferable or assignable by the Participant, other than in accordance with Section 5.9 of the Plan or by will or the laws of descent and distribution (or as otherwise permitted by the Administering Body in its sole discretion), and shall be exercisable during the Participant’s lifetime only by him or her or by his or her legal representative(s) or guardian(s) or any permitted transferee.

11. No Employment or Other Rights. The grant of the Option shall not confer upon the Participant any right to be retained by or in the employment of the Company and shall not interfere in any way with the right of the Company to terminate the Participant’s employment at any time. The right of the Company to terminate the Participant’s employment at any time for any reason is specifically reserved.

12. No Stockholder Rights. Neither the Participant, nor any person entitled to exercise the Participant’s rights in the event of the Participant’s death, shall have any of the rights and privileges of a stockholder with respect to the Common Stock subject to the Option, until certificates for the Common stock have been issued upon the exercise of the Option.

13. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

14. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company at its then current corporate headquarters, Attn: General Counsel, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

15. Recoupment Policy. The Participant agrees that the Participant will be subject to any compensation, clawback and recoupment policies that may be applicable to the Participant, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, whether or not approved before or after the Date of Grant.

[Signature Page Follows]

IN WITNESS WHEREOF, this Award Agreement has been executed on behalf of the Company by its duly authorized officer, and by the Participant in acceptance of the above-mentioned Option, subject to the terms and conditions of the Plan and of this Award Agreement, all as of the day and year first above written.

COMPANY:

UNITEK GLOBAL SERVICES, INC.

BY:________________________________

Name:
Title:

PARTICIPANT:

BY:________________________________

Name:

EXHIBIT A

NOTICE OF EXERCISE
STOCK OPTION AGREEMENT
2009 OMNIBUS EQUITY AND INCENTIVE PLAN

To:  UniTek Global Services, Inc. (the “Company”)

From:

Date: ____________________________

Pursuant to the Berliner Communications, Inc. 2009 Omnibus Equity and Incentive Compensation Plan (the “Plan”) and the Stock Option Agreement (the “Award Agreement”) (capitalized terms used without definition herein have the meanings given such terms in the Award Agreement or the Plan) between the Company and myself effective __________, I hereby exercise my Option as follows:

Number of shares of Common Stock I wish to purchase under the Option
Exercise Price per share	$
Total Exercise Price	$
“Vested Portion” of Option (see definition in Section 5 of the Award Agreement)
Number of shares I have previously purchased by exercising the Option
Date of Grant
Expiration Date of the Option

Total Exercise Price to be Paid in (choose one of the following):
1. Cash (or certified check):	$___________________________
2. Broker-Assisted Cashless Exercise:	If yes, check here __ and complete appropriate broker form
3. Shares of Company Stock Equal to Aggregate Exercise Price:	If yes, check here __ and complete Attachment A

I acknowledge that I must pay the total Exercise Price in full and make appropriate arrangements for the payment of all federal, state and local tax withholdings due with respect to the Option exercised herein, before the stock certificate evidencing the shares of Common Stock resulting from this exercise of the Option will be issued to me.

I agree that I will immediately notify the Company in writing if I sell or otherwise dispose of any of the shares of Common Stock acquired upon the exercise of the Option if the sale or other disposition occurs on or before the later of (i) two years after the Date of Grant (set forth above) or (ii) one year after the exercise of the Option pursuant to this Notice of Exercise.

By this exercise, I agree to provide such additional documents as you may require in order to process this Option exercise. I understand that it is a violation of federal securities laws to trade in Common Stock if I am aware of material nonpublic information about the Company. If I am an officer of the Company, Board member or otherwise subject to the Company’s insider trading policy, then I hereby acknowledge that there are only certain “window periods” during which I can trade Common Stock. I further acknowledge that if I am a Company “affiliate,” any sale of Common Stock by me is subject to the applicable requirements of SEC Rule 144 of the Securities Act of 1933, as amended.

________________________________________
Printed Name:

RECEIVED BY THE COMPANY:

________________________________________

Name:___________________________________

Date:____________________________________

Attachment A

ATTESTATION FORM

Pursuant to the Notice of Exercise that I have submitted to UniTek Global Services, Inc. (the “Company”) dated ____________________, I am exercising my Option with respect to _________ shares of Common Stock granted under the Berliner Communications, Inc. 2009 Omnibus Equity and Incentive Compensation Plan. I understand that the number of shares of Common Stock used to exercise the Option will be equal to the aggregate exercise price, plus all applicable taxes due pursuant to the Option exercise. After my tender, I understand that I will be issued _____ net shares of Common Stock as a result of such option exercise.

I hereby represent to the Company that the ________ shares of Common Stock that I am using to exercise the Option are presently held for my exclusive benefit in a brokerage account and are not subject to any liens, claims or encumbrances. Enclosed is a current statement of the brokerage account.

__________________________________ Participant	__________________________________ Witness

__________________________________ Date

The shares listed on the attached brokerage statement are held for the exclusive benefit of
_______________________.

__________________________________ Registered Broker	__________________________________ Witness

__________________________________ Date